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                     First Commerce Banks of Florida, Inc.

                                  Form 10-QSB

                                  Exhibit 2.1








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                             TERMINATION AGREEMENT


         THIS TERMINATION AGREEMENT ("Agreement"), is dated as of August 1, 1996, by and between First Commerce Banks of Florida, Inc., a Florida corporation ("FCB"), First Mercantile National Bank, a national banking association ("First Mercantile"), and Prime Bank of Central Florida, a Florida banking corporation ("Prime Bank"). FCB, First Mercantile and Prime Bank are referred to collectively herein as the "Parties."


                              W I T N E S S E T H:


         WHEREAS, FCB and First Mercantile entered into a Plan of Merger and Merger Agreement dated January 3, 1996, as amended by Amendment No. 1 thereto dated April 24, 1996 (the "First Mercantile Merger Agreement") which contemplated the merger of First Mercantile with and into a successor bank to be organized as a wholly-owned subsidiary of FCB; and

         WHEREAS, FCB and Prime Bank entered into a Plan of Merger and Merger Agreement dated January 3, 1996, as amended by Amendment No. 1 thereto dated April 24, 1996 (the "Prime Bank Merger Agreement") which contemplated the merger of Prime Bank with and into a successor bank to be organized as a wholly-owned subsidiary of FCB; and

         WHEREAS, the First Mercantile Merger Agreement and the Prime Bank Merger Agreement provide that each may be terminated by the mutual written consent of the Parties thereto; and

         WHEREAS, the Parties desire to terminate the First Mercantile Merger Agreement and the Prime Bank Merger Agreement upon the terms and conditions set forth herein and as of the date first above written (the "Termination Date").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties intending to be legally bound agree as follows:

         1. Termination of Merger Agreements. The Parties agree that the First Mercantile Merger Agreement and the Prime Bank Merger Agreement shall be terminated and of no further force or effect as of the Termination Date.

         2. Defined Terms. Terms used in this Agreement which are defined in the First Mercantile Merger Agreement and the Prime Bank Merger Agreement shall have the meanings specified therein, unless specifically defined herein.

         3. Expenses. Each of the Parties hereto shall bear and pay its own expenses incurred in connection with the First Mercantile Merger Agreement and the Prime Bank Merger Agreement, the transactions contemplated thereby, and this Agreement; provided, however, that FCB shall pay one-half (1/2), First Mercantile shall pay one-fourth (1/4) and Prime Bank shall pay one-fourth
(1/4) of the following incurred prior to the Termination Date: (i) all filing fees relating to all applications and supplements thereto filed by FCB, First Mercantile, and Prime Bank with federal and state banking authorities for prior approval of the mergers contemplated by the First Mercantile Merger Agreement and the Prime Bank Merger Agreement, and (ii) all fees and expenses of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A.





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         4.      Confidential Information.  All Evaluation Material, as such term is defined in the Agreement dated October 11, 1995 between FCB and First Mercantile and the Agreement dated October 11, 1995 between FCB and Prime Bank, shall remain subject to the terms and conditions of such Agreements; provided, however, this shall not apply to any Evaluation Material obtained by a Party (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the Party, or (iii) which such Party knew or to which such Party had access prior to disclosure.

         5.      Mutual Release.

                 (a) Each of the Parties hereto does hereby remise, release, and forever discharge the other Parties hereto (and their respective present and former officers, directors, employees, agents, representatives, successors and assigns), of and from any and all causes, causes of action, claims, obligations, demands, attorneys' fees, costs, and suits, in law or in equity, which such Party has or had, or claims to have or to have had, or which it may in the future have or claim to have, by reason of or relating to the First Mercantile Merger Agreement and the Prime Bank Merger Agreement, the transactions contemplated thereby, and this Agreement.

                 (b) If at any time after the date of this Agreement any person who is a releasor under Section 5(a), or anyone claiming by, through or under such person, institutes a lawsuit of any kind or asserts a claim in any lawsuit which is based in whole or in part on a claim or right which Section 5(a) purports to release and discharge on behalf of such person (referred to hereinafter as "Releasor Claimant") as to any of the persons against whom such lawsuit or claim is instituted or asserted, then and in that event (i) this Agreement and specifically the releases set forth in Section 5(a) may be asserted as a complete defense and bar, and shall constitute a complete defense and bar to any such lawsuit or claim; (ii) any person who has given a release in Section 5(a) shall be free to institute any litigation against any such Releasor Claimant(s) which would otherwise have been barred by Section 5(a), and (iii) all such Releasor Claimants shall be jointly and severally liable, if they do not prevail (for whatever reason) on such released claim or right, for all of the damage, loss, injury and expense caused by such lawsuit or claim in such lawsuit to any releasee under Section 5(a) (and not just the releasee or releasees against whom such lawsuit or claim is brought or asserted), including without limitation all attorneys' fees and other legal expenses so caused.

                 (c) Each of the Parties expressly assumes the risk that omissions, matters, acts, events, occurrences, causes, things or other facts may have occurred in connection with the transactions which are the subject matter of the First Mercantile Merger Agreement and the Prime Bank Merger Agreement, the transactions contemplated thereby, and this Agreement and were not suspected to exist by one or more of them and waives the terms and provisions of any statute, rule or doctrine of common law which either narrowly construes releases purporting by their terms to release claims in whole or in part arising from, or relating to such omissions, matters, acts, events, occurrences, causes, things or other facts, or which restricts or prohibits the releasing of such claims.

         6. Hall Agreement. On January 18, 1996, the Parties entered into an agreement with respect to the employment of Mr. David C. Hall ("Hall") which provided for the payment to Hall of certain salary, benefits, temporary living and relocation expenses, and severance in his capacity as an employee of FCB (the "Hall Agreement"). The Parties desire to amend the Hall Agreement to provide for the following terms:

                 (a) The temporary living and relocation expenses of Hall shall be paid as follows: (i) $6,557.14 by First Mercantile, (ii) $4,336.02 by Prime Bank, and (iii) the balance by FCB.

                 (b) The salary, benefits, business expense reimbursements, workers' compensation coverage, and the employer's portion of all FICA and other employment taxes incurred by FCB from February 20, 1996 to and including July 15, 1996 (the aggregate of which amounts is $44,568.72) shall be paid as follows: (i) $5,851.87 by First Mercantile, (ii) $3,061.87 by Prime Bank, and
(iii) $35,654.98 by FCB.

                 (c) The salary, benefits, business expense reimbursements, workers' compensation coverage, and the employer's portion all FICA and other employment taxes incurred by FCB from July 16, 1996 to and including August 31, 1996, shall be borne solely by FCB.





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                 (d)  The salary, benefits, severance, business expense
reimbursements, workers' compensation coverage, and the employer's portion of FICA and other employment taxes to be paid by FCB to Hall in accordance with the terms of the Hall Agreement from September 1, 1996 to and including January 15, 1997 (the aggregate of which amounts shall not exceed $33,426.54) shall be paid (i) 34.4% by First Mercantile, (ii) 18% by Prime Bank, and (iii) 47.6% by FCB. FCB shall submit an invoice to First Mercantile and Prime Bank after the end of each calendar month following the date of this Agreement for amounts incurred by FCB pursuant to this Section 6(d), which invoice shall be paid by First Mercantile and Prime Bank within 10 days after receipt.

         Contemporaneously with signing this Agreement, First Mercantile has delivered to FCB a check in the amount of $12,409.01 payable to FCB in full payment of the amounts owed by First Mercantile to FCB pursuant to Sections 6(a) and (b) above, the receipt and sufficiency of which are hereby acknowledged by FCB.

         7. No Publicity. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any (i) public disclosure it believes in good faith is required by law or regulation (including, but not limited to, any disclosure to its shareholders), and (ii) other disclosure to any federal or state regulatory authority having jurisdiction over such Party.

         8. Valid Agreement. Each of the Parties hereto represents and warrants to the others that (i) the execution and delivery of this Agreement by such Party has been duly authorized by all necessary corporate action on the part of such Party, including the approval of this Agreement by a vote of a majority of the board of directors of such Party, and (ii) this Agreement is a valid and binding obligation of such Party enforceable in accordance with its terms.

         9. Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings of the Parties hereto pertaining to the subject matter hereof, including without limitation, the Merger Agreement.

         10. Binding Effect. This Agreement shall be binding upon, and enure to the benefit of, the Parties hereto and their respective successors and assigns.

         11. Counterparts. This Agreement may be executed by signatures on more than one counterpart and, if so executed, the various counterparts shall be and constitute one instrument for all purposes.

         12. Governing Law. This Agreement shall be governed by the laws of the State of Florida.





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         IN WITNESS WHEREOF, each of the Parties have hereunto signed this
Termination Agreement, effective as of the Termination Date.

                                   FIRST COMMERCE BANKS OF FLORIDA, INC.


                                   By:  /s/  Robert W. Stickler, Jr.
                                      ------------------------------------------
                                        Robert W. Stickler, Jr.
                                        Vice Chairman

                                   FIRST MERCANTILE NATIONAL BANK


                                   By:  /s/  G. Geoffrey Longstaff
                                      ----------------------------------------
                                        G. Geoffrey Longstaff
                                        President and Chief Executive Officer

                                   PRIME BANK OF CENTRAL FLORIDA


                                   By:  /s/  Joseph V. Marto, Jr.
                                      ----------------------------------------
                                        Joseph V. Marto, Jr.
                                        Chairman, President and Chief Executive
                                         Officer





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